EXHIBIT 99.1

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 481-0305     FAX (770) 901-9550

FOR IMMEDIATE RELEASE

June 26, 2003

Investor Relations Contact:	Alexander Lagerborg
EPOCH Financial
alagerborg@epochfinancial.com
(888) 917-5146

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR SECOND QUARTER

Atlanta, GA, June 26/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the second quarter of 2003. The cash dividend is payable on July 21, 2003, to shareholders of record on June 30, 2003. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the second quarter of 2003. The cash dividend is payable on July 21, 2003, to shareholders of record on June 30, 2003. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.